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                                                                     Exhibit 5.1


INDEPENDENT ACCOUNTANTS' CONSENT

To the Board of Directors
Creo Inc.

We consent to the use of our audit report dated November 6, 2003, except as to note 19, which is as of December 5, 2003 on the consolidated balance sheets of Creo Inc. as at September 30, 2003 and 2002, and the consolidated statements of operations and retained earnings (deficit) and cash flows for each of the years in the three-year period ended September 30, 2003 incorporated by reference herein, and to the reference to our firm under the heading "Experts" in the registration statement (Form F-10) and the related prospectus of Creo Inc.


/s/ KPMG LLP

Chartered Accountants

Vancouver, Canada
March 8, 2004